Exhibit 10.15

SOUTHERN STATES BANK

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment is hereby made effective on the 13th day of April, 2021, and hereby amends the Employment Agreement (the “Agreement”) entered into by and between Southern States Bank (the “Bank”) and Gregory B. Smith (“Employee”) on the March 24, 2010.

WHEREAS, the Bank and the Employee previously entered into the Agreement to arrange terms of employment so as to reasonable induce Employee to continue to provide services to the Bank; and

WHEREAS, the Bank and the Employee now desire to amend certain terms of the Agreement for the benefit of both the Bank and the Employee.

NOW THEREFORE, for and in consideration of the mutual premises and covenants of the Agreement, the parties hereto agree to the following amendments:

Section 7(a) is hereby deleted in its entirety and replaced with the following:

7(a) Amount. The benefit payable to Executive under this Section 7 shall be an amount equal to two (2) times the Executive’s Cash Compensation for the most recently completed calendar year as provided in Sections 5(a) and 5(b); and two (2) times the annualized amounts be paid for the Executive’s benefits participation level for the most recently completed calendar year as provided in Section 5(f) and in effect at the time of the Change in Control.

Section 7(c) is hereby deleted in its entirety and replaced with the following:

7(c) Excess Parachute Payment. If the amount payable pursuant to this Section 7, together with all other payments and the value attributable to the immediate vesting of unvested options, restricted stock or any other deferred benefits or awards, excluding qualified benefit plans, (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be reduced to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, Employee shall be given the right to select the order of any required reduction.

Section 8 is hereby deleted in its entirety and replaced with the following:

8. Confidential Information and Non-compete.

(a) Confidential Information. The Executive recognizes and acknowledges that he will have access to certain information of the Employer and its subsidiaries and that such information is confidential and constitutes valuable, special and unique property of the Employer. The Executive agrees to maintain in strict confidence and, except as necessary to perform his duties for the Employer, agrees not to use or disclose any Trade Secrets of the Employer during or after his employment. ‘‘Trade Secret” means information, including a formula, pattern, compilation, program, device, method, technique, process, drawing, cost data or customer list, that: (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. In addition, the Executive agrees to maintain in strict confidence and, except as necessary to perform his duties for the Employer, not to use or disclose any Confidential Business Information of the Employer during his employment and for a period of 36 months following termination of the Executive’s employment (regardless of whether this Agreement terminates or expires). “Confidential Business Information” shall mean any internal, non-public information (other than Trade Secrets already addressed above) concerning the Employer’s financial position and results of operations (including revenues, assets, net income, etc.); annual and long-range business plans; product or service plans; marketing plans and methods; training, educational and administrative manuals; customer and supplier information and purchase histories; and employee lists. The provisions of this Section 8 shall also apply to protect Trade Secrets and Confidential Business Information of third parties provided to the Employer under an obligation of secrecy

(b) Non-Compete. The Employee hereby agrees that for a period of twelve (12) months after the Employee’s termination, Employee will not within a 50 mile radius of any office of Bank directly or indirectly compete or assist any person who competes, or participate in the ownership, management or operation of any partnership, corporation or other entity operating a business that competes with Bank in the business of banking. For purposes of this Agreement, the term “business of banking” shall mean and be limited to a business that accepts deposits and makes loans. In consideration of this non-compete requirement, the Employer shall provide severance compensation equal to one (1) times Cash Compensation.

IN WITNESS WHEREOF, the Executive and a duly authorized officer of the Employer have signed this Amendment to be effective as of the date first written above.

EXECUTIVE	SOUTHERN STATES BANK

/s/ Gregory B. Smith	/s/ Stephen W. Whatley
Gregory B. Smith, SEVP	Stephen W. Whatley, Chairman and CEO

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